UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No.1)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               CATS SOFTWARE, INC.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                   124778 10 1
                     ---------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 2 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Merrill Pickard Anderson & Eyre V, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          Delaware
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     669,015
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       669,015
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 3 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MPAE V Management Company, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          Delaware
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     669,015
          SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                  - 0 -
        PERSON WITH           -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       669,015
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 4 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Steven L. Merrill
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   669,015
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       669,015
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 5 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          James C. Anderson
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                  669,015
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       669,015
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 5 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 6 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Andrew S. Rachleff
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                  669,015
        PERSON WITH           -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       669,015
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 11 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  124778 10 1                                                                     Page 7 of 11 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Bruce W. Dunlevie
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
       EACH REPORTING                  669,015
        PERSON WITH           -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       669,015
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669,015
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.08%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 11 pages

Item 1.

(a)      Name of Issuer:  CATS Software, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         1870 Embarcadero
         Palo Alto, CA  94303

Item 2.

(a)      Name of Person Filing:

         Merrill Pickard Anderson & Eyre V, L.P., a Delaware limited partnership
           ("MPAE V")
         MPAE V Management Co., L.P., a Delaware  limited  partnership
           ("MPAE V M")
         Steven L. Merrill ("Merrill")
         James C. Anderson ("Anderson")
         Andrew S. Rachleff ("Rachleff")
         Bruce W. Dunlevie ("Dunlevie")

(b)      Address of Principal Business Office:

         The address for each person filing is:

         Merrill, Pickard, Anderson & Eyre
         2480 Sand Hill Road, Suite 200
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         MPAE V:           Delaware
         MPAE V M:         Delaware
         Merrill:          United States
         Anderson:         United States
         Rachleff:         United States
         Dunlevie:         United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     124778 10 1

Item 3.        Not applicable.

                               Page 8 of 11 pages

Item 4         Ownership.


------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


                           MPAE V         MPAE V M        Merrill         Anderson       Rachleff        Dunlevie
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------

(a)     Beneficial         669,015        669,015         669,015         669,015         669,015        669,015
        Ownership
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


(b)     Percentage of      10.08%          10.08%          10.08%          10.08%         10.08%          10.08%
        Class
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


(c)     Sole Voting        669,015        669,015            0               0               0              0
        Power
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


        Shared Voting         0              0            669,015         669,015         669,015        669,015
        Power
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


        Sole               669,015        669,015            0               0               0              0
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------


        Shared                0              0            669,015         669,015         669,015        669,015
        Dispositive
        Power
------- --------------- -------------- --------------- --------------- --------------- -------------- ---------------

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Under certain circumstances set forth in the limited partnership agreements of MPAE V an MPAE V M, the general partners and/or limited partners of each such partnership may be deemed to have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

Not applicable.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

                               Page 9 of 11 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997

MERRILL PICKARD ANDERSON & EYRE V, L.P.              MPAE V MANAGEMENT CO., L.P.

By its general partner
MPAE V MANAGEMENT CO., L.P.
                                                  By:      /s/ Steven L. Merrill
                                                     ---------------------------
                                                           Steven L. Merrill
                                                           General Partner
By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner



         /s/ Steven L. Merrill                             /s/ James C. Anderson
      --------------------------                         -----------------------
         Steven L. Merrill                                 James C. Anderson



         /s/ Andrew S. Rachleff                            /s/ Bruce W. Dunlevie
      --------------------------                         -----------------------
         Andrew S. Rachleff                                Bruce W. Dunlevie

                              Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 12, 1997

MERRILL PICKARD ANDERSON & EYRE V, L.P.              MPAE V MANAGEMENT CO., L.P.

By its general partner
MPAE V MANAGEMENT CO., L.P.
                                                  By:      /s/ Steven L. Merrill
                                                     ---------------------------
                                                               Steven L. Merrill
                                                               General Partner
By:      /s/ Steven L. Merrill
   ---------------------------
         Steven L. Merrill
         General Partner



         /s/ Steven L. Merrill                             /s/ James C. Anderson
      --------------------------                         -----------------------
         Steven L. Merrill                                  James C. Anderson



         /s/ Andrew S. Rachleff                            /s/ Bruce W. Dunlevie
      --------------------------                         -----------------------
         Andrew S. Rachleff                                Bruce W. Dunlevie

                              Page 11 of 11 pages